American Assets Trust, Inc. Reports Third Quarter 2015 Financial Results

FFO per share increases 5% and 9% for the three and nine months ended September 30, 2015, respectively
Same-Store Cash NOI increases 4.2% and 6.9% year-over-year for the three and nine months ended September 30, 2015, respectively
Quarterly dividend increased 7.5% to $0.25 per share of common stock

SAN DIEGO, California - 11/3/2015 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its third quarter ended September 30, 2015.

Financial Results and Recent Developments

•	Funds From Operations increased 5% and 9% to $0.44 and $1.31 per diluted share for the three and nine months ended September 30, 2015, respectively, compared to the same periods in 2014

•	Tightening 2015 annual guidance to a range of $1.74 to $1.76 of FFO per diluted share

•	Introducing 2016 annual guidance range of $1.82 to $1.88 of FFO per diluted share, a 6% increase over the 2015 annual guidance midpoint

•	Quarterly dividend increased 7.5% to $0.25 per share of common stock for the fourth quarter of 2015

•	Net income available to common stockholders of $13.6 million and $30.3 million, respectively, for the three and nine months ended September 30, 2015 or $0.30 and $0.69 per diluted share, respectively

•	Same-store cash NOI increased 4.2% and 6.9%, respectively, for the three and nine months ended September 30, 2015 compared to the same periods in 2014

•	Same-store GAAP NOI increased 4.7% and 6.8%, respectively, for the three and nine months ended September 30, 2015 compared to the same periods in 2014

•
Leased approximately 55,300 comparable office square feet at an average cash-basis and GAAP-basis contractual rent increase of 6% and 16%, respectively, during the three months ended September 30, 2015

•
Leased approximately 56,800 comparable retail square feet at an average cash-basis and GAAP-basis contractual rent increase of 23% and 30%, respectively, during the three months ended September 30, 2015

•
Ernest Rady assumed role of President and Chief Executive Officer, effective September 14, 2015 upon resignation of John Chamberlain, our former President and Chief Executive Officer, which resulted in a severance charge of approximately $2.5 million

During the third quarter of 2015, the company generated funds from operations (“FFO”) for common stockholders of $27.6 million, or $0.44 per diluted share, compared to $25.4 million, or $0.42 per diluted share, for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, the company generated FFO for common stockholders of $81.6 million, or $1.31 per diluted share, compared to $71.9 million, or $1.20 per diluted share, for the nine months ended September 30, 2014. The increase in FFO from the corresponding periods in 2014 was due to growth in same-store net operating income and a decrease in interest expense attributed to the company's payoff of outstanding secured mortgages encumbering Waikele Center, The Shops at Kalakaua, Del Monte Center and The Landmark at One Market offset with the issuance of senior guaranteed notes bearing lower interest rates and an increase in capitalized interest related to our development activity. The increase in FFO was offset by an increase in general and administrative expenses during the period related to severance charges due to the resignation of Mr. Chamberlain.

Net income attributable to common stockholders was $13.6 million, or $0.30 per basic and diluted share for the three months ended September 30, 2015 compared to $6.4 million, or $0.15 per basic and diluted share for the three months ended September 30, 2014. For the nine months ended September 30, 2015, net income attributable to common stockholders was $30.3 million, or $0.69 per basic and diluted share, compared to net income attributable to common stockholders of $14.7 million, or $0.35 per basic and diluted share, for the nine months ended September 30, 2014. The increase in net income attributable to common stockholders for the three and nine months ended September 30, 2015 was due to the gain on sale of Rancho Carmel Plaza during the third quarter of 2015 and a decrease in interest expense as noted above. The increase in net income was offset by an increase in general and administrative expenses during the period, as noted above.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2015	June 30, 2015	September 30, 2014
Total Portfolio
Retail	98.3%	98.5%	98.7%
Office	93.2%	92.9%	89.9%
Multifamily	91.4%	95.7%	96.4%
Mixed-Use:
Retail	100.0%	100.0%	99.5%
Hotel	89.6%	88.4%	82.6%

Same-Store Portfolio
Retail	98.3%	98.5%	98.7%
Office	98.4%	96.9%	94.1%
Multifamily	93.6%	95.7%	96.4%
Mixed-Use:
Retail	100.0%	100.0%	99.5%
Hotel	89.6%	88.4%	82.6%

During the third quarter of 2015, the company signed 44 leases for approximately 153,600 square feet of retail and office space, as well as 403 multifamily apartment leases. Renewals accounted for 88.2% of the comparable retail leases, 73.3% of the comparable office leases and 31.3% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the third quarter of 2015 and trailing four quarters ending September 30, 2015, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q3 2015	17	56,800	23.0%	$32.11	$26.12	29.7%
	Last 4 Quarters	56	186,900	13.6%	$34.39	$30.28	16.4%

Office	Q3 2015	15	55,300	6.4%	$35.10	$32.97	16.2%
	Last 4 Quarters	49	374,800	25.4%	$40.45	$32.25	35.0%

Multifamily
On July 2, 2015, the 177 unit Velomor building at Hassalo on Eighth became the first of three multifamily buildings at Hassalo on Eighth available for occupancy. As of September 30, 2015, the Velomor building was approximately 79.7% leased with average monthly base rent per leased unit of $1,434.

At September 30, 2015, the average monthly base rent per leased unit for same-store properties was $1,650 compared to an average monthly base rent per leased unit of $1,476 at September 30, 2014, an increase of 11.8%.

Same-Store Operating Income
For the three and nine months ended September 30, 2015, same-store property operating income increased 4.2% and 6.9%, respectively, on a cash basis compared to the corresponding periods in 2014. For the three and nine months ended September 30, 2015, same-store property operating income increased 4.7% and 6.8%, respectively, on a GAAP basis compared to the corresponding periods in 2014. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Nine Months Ended (1)
	September 30,			September 30,
	2015	2014	Change	2015	2014	Change
Cash Basis:
Retail	$17,795	$17,235	3.2%	$53,058	$50,177	5.7%
Office	11,607	10,950	6.0	34,271	31,669	8.2
Multifamily	2,927	2,788	5.0	8,556	8,147	5.0
Mixed-Use	6,993	6,759	3.5	18,490	17,015	8.7
	$39,322	$37,732	4.2%	$114,375	$107,008	6.9%

GAAP Basis:
Retail	$18,124	$17,856	1.5%	$53,972	$51,606	4.6%
Office	13,050	11,730	11.3	38,008	34,571	9.9
Multifamily	2,927	2,788	5.0	8,556	8,147	5.0
Mixed-Use	6,802	6,699	1.5	18,158	16,854	7.7
	$40,903	$39,073	4.7%	$118,694	$111,178	6.8%

(1)
Same-store portfolio excludes (i) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period; (ii) Rancho Carmel Plaza as it was sold on August 6, 2015; (iii) the Velomor building at Hassalo on Eighth, which became available for occupancy on July 2, 2015; and (iv) land held for development.

On a same-store basis, retail property operating income increased for the three and nine months ended September 30, 2015 compared to the same periods in 2014 primarily due to higher annualized base rent attributed to new leases, specifically at Lomas Santa Fe Plaza, Del Monte Center and Waikele Center.

On a same-store basis, office property operating income increased for the three and nine months ended September 30, 2015 compared to the same periods in 2014 primarily due to higher annualized base rents, specifically at The Landmark at One Market, One Beach Street and City Center Bellevue and an increase in percentage leased specifically at First & Main.

On a same-store basis, multifamily property operating income increased for the three and nine months ended September 30, 2015 compared to the corresponding periods in 2014 primarily due to an increase in average monthly base rent during 2015.

On a same-store basis, mixed-use property operating income increased for the three months and nine months ended September 30, 2015 compared to the corresponding periods in 2014 primarily due to an increase in occupancy and higher revenue per available room at the hotel portion of our mixed-use property, which is attributed to the completion of the 2014 hotel room refresh project.

Development
Hassalo on Eighth at Lloyd District Portfolio remains on schedule. Projected costs of the redevelopment are approximately $202 million, of which approximately $191 million has been incurred to date. We expect to incur the remaining costs for redevelopment of the Lloyd District Portfolio in the fourth quarter of 2015. On July 2, 2015, the Velomor at Hassalo on Eighth became available for occupancy by residential tenants. To date, we have leased 159 of the Velomor's 177 units, or approximately 90%. The Aster Tower and Elwood at Hassalo on Eighth became available for occupancy by residential tenants in October 2015. To date, we have leased 38 of Aster Tower's 337 units and 90 of the Elwood's 143 units. In total, to date, we have leased 287 units of 657 units at Hassalo on Eighth, or approximately 44%.

Groundbreaking on Torrey Point occurred in July 2015 with development plans including two Class A office buildings of approximately 90,000 square feet in the aggregate, with panoramic unobstructed views of the Torrey Pines State Park Beach, Torrey Reserve and the Pacific Ocean. Projected costs of the redevelopment at Torrey Point are approximately $50.1 million, of which approximately $10.4 million has been incurred to date. We expect to incur the remaining costs for redevelopment of Torrey Point in 2015, 2016 and 2017. We expect the Torrey Point redevelopment to be stabilized in 2018 with an estimated stabilized cash yield of approximately 8.25% to 9.25%.

Our redevelopment and development opportunities are subject to market conditions and actual results may vary.

Balance Sheet and Liquidity
At September 30, 2015, the company had gross real estate assets of $2.2 billion and liquidity of $265.2 million, comprised of cash and cash equivalents of $40.2 million and $225.0 million of availability on its line of credit.

For the three months ended September 30, 2015, we issued 466,525 shares of common stock through our at-the-market ("ATM") equity program at a weighted average price per share of $40.85, resulting in net proceeds of $18.8 million. For the nine months ended September 30, 2015, we issued 1,612,451 shares of common stock through our ATM equity program at a weighted average price per share of $40.77, resulting in net proceeds of $64.7 million. We intend to use the net proceeds primarily to fund our development activities at Lloyd District Portfolio and Torrey Point. As of September 30, 2015, we had the capacity to issue up to an additional $216.6 million in shares of common stock under our ATM equity program.

Dividends
The company declared dividends on its shares of common stock of $0.2325 per share for the third quarter of 2015. The dividends were paid on September 25, 2015.

In addition, the company has declared a dividend on its common stock of $0.25 per share for the quarter ending December 31, 2015, which is a 7.5% increase over the prior quarterly dividend of $0.2325 per share. The dividend will be paid on December 23, 2015 to stockholders of record on December 9, 2015.

Guidance
The company tightened its guidance for full year 2015 FFO per diluted share to a range of $1.74 to $1.76 per share from the prior range of $1.73 to $1.77 per share.
Additionally, the Company is providing its initial guidance for a full year 2016 FFO per diluted share range of $1.82 to $1.88, an increase of 5.7% from the revised 2015 annual guidance midpoint. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments. The company will discuss key assumptions regarding the guidance tomorrow on the conference call.
The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.
Conference Call
The company will hold a conference call to discuss the results for the third quarter of 2015 on Wednesday, November 4, 2015 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-866-700-0133 and use the pass code 22692823. A telephonic replay of the conference call will be available beginning at 12:00 p.m. PT on Wednesday, November 4, 2015 through Wednesday, November 11, 2015. To access the replay, dial 1-888-286-8010 and use the pass code 46450858. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's third quarter 2015 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Real estate, at cost
Operating real estate	$1,994,925	$1,931,698
Construction in progress	229,212	195,736
Held for development	9,423	9,390
	2,233,560	2,136,824
Accumulated depreciation	(396,464)	(361,424)
Net real estate	1,837,096	1,775,400
Cash and cash equivalents	40,158	59,357
Restricted cash	25,208	10,994
Accounts receivable, net	8,151	6,727
Deferred rent receivables, net	37,714	35,883
Other assets, net	47,748	53,401
Total assets	$1,996,075	$1,941,762
Liabilities and equity
Liabilities:
Secured notes payable	$579,449	$812,811
Unsecured notes payable	450,000	250,000
Unsecured line of credit	25,000	—
Accounts payable and accrued expenses	50,806	50,861
Security deposits payable	5,781	5,521
Other liabilities and deferred credits, net	52,526	55,993
Total liabilities	1,163,562	1,175,186
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 45,349,121 and 43,701,669 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	454	437
Additional paid-in capital	863,515	795,065
Accumulated dividends in excess of net income	(60,976)	(60,291)
Accumulated other comprehensive (loss) income	(1,030)	92
Total American Assets Trust, Inc. stockholders' equity	801,963	735,303
Noncontrolling interests	30,550	31,273
Total equity	832,513	766,576
Total liabilities and equity	$1,996,075	$1,941,762

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Rental income	$67,471	$63,593	$193,776	$182,868
Other property income	3,818	3,750	10,317	10,654
Total revenue	71,289	67,343	204,093	193,522
Expenses:
Rental expenses	18,985	17,374	52,810	50,494
Real estate taxes	6,676	5,899	18,710	17,054
General and administrative	6,357	4,682	16,161	13,929
Depreciation and amortization	15,761	16,352	46,154	50,902
Total operating expenses	47,779	44,307	133,835	132,379
Operating income	23,510	23,036	70,258	61,143
Interest expense	(11,258)	(13,325)	(34,250)	(40,396)
Gain on sale of real estate	7,121	—	7,121	—
Other income (expense), net	(347)	(621)	(440)	352
Net income	19,026	9,090	42,689	21,099
Net income attributable to restricted shares	(32)	(95)	(115)	(259)
Net income attributable to unitholders in the Operating Partnership	(5,432)	(2,578)	(12,277)	(6,108)
Net income attributable to American Assets Trust, Inc. stockholders	$13,562	$6,417	$30,297	$14,732

Net income per share
Basic income attributable to common stockholders per share	$0.30	$0.15	$0.69	$0.35
Weighted average shares of common stock outstanding - basic	44,998,281	42,539,019	44,176,007	41,653,229

Diluted income attributable to common stockholders per share	$0.30	$0.15	$0.69	$0.35
Weighted average shares of common stock outstanding - diluted	62,897,797	60,444,276	62,076,238	59,559,944

Dividends declared per common share	$0.2325	$0.2200	$0.6975	$0.6600

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2015
Funds From Operations (FFO)
Net income	$19,026	$42,689
Depreciation and amortization of real estate assets	15,761	46,154
Gain on sale of real estate	(7,121)	(7,121)
FFO, as defined by NAREIT	$27,666	$81,722
Less: Nonforfeitable dividends on incentive stock awards	(30)	(108)
FFO attributable to common stock and units	$27,636	$81,614
FFO per diluted share/unit	$0.44	$1.31
Weighted average number of common shares and units, diluted	62,900,588	62,079,137

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The company's retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 1,000 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607